Exhibit 99.1

Copart, Inc. Announces the Resignation of CFO John North

Dallas, Texas July 19, 2022 — Copart, Inc. (NASDAQ: CPRT) announced that John North, the company’s Senior Vice President and Chief Financial Officer (CFO) resigned from his position effective August 31, 2022, to assume the role of Chief Executive Officer of Lazydays Holdings, Inc., an operator of recreational vehicle dealerships based in Tampa, Florida. North will work closely with the finance and accounting teams to ensure an orderly transition. Copart has started an executive search process for a new CFO.

“We thank John for his contributions over the past two years,” said Jeff Liaw, co-CEO of Copart, Inc. “We wish John the very best in his future endeavors.”

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Copart, Inc., founded in 1982, is a global leader in online vehicle auctions. Copart’s innovative technology and online auction platform links sellers to more than 750,000 Members in over 170 countries. Copart offers services to process and sell vehicles to dealers, dismantlers, rebuilders, exporters, and to the general public. Copart sells vehicles on behalf of insurance companies, banks, finance companies, charities, fleet operators, dealers, vehicle rental companies, and individuals. With operations at over 200 locations in 11 countries, Copart has more than 250,000 vehicles available online every day. Copart currently operates in the United States (Copart.com), Canada (Copart.ca), the United Kingdom (Copart.co.uk), the Republic of Ireland (Copart.ie), Brazil (Copart.com.br), Germany (Copart.de), Finland (Copart.fi), the United Arab Emirates, Oman and Bahrain (Copartmea.com), and Spain (Copart.es). For more information, or to become a Member, visit Copart.com/Register.

Copart, Inc. ~ 14185 Dallas Parkway, Suite 300, Dallas TX 75254 ~ (972) 391-5000